Exhibit 99.1

PHI Group Declares Special Stock Dividend and Spins off American Pacific Resources, Inc. Subsidiary

New York, NY, April 25, 2018 (GLOBE NEWSWIRE) — PHI Group, Inc., (www.phiglobal.com) (OTCQB:PHIL), a company focused on mergers and acquisitions and investments in natural resources, energy, agriculture and special situations, announced today that American Pacific Resources, Inc. (www.aprgold.com), a wholly owned subsidiary of the Company, will be spun off into its own separate publicly traded entity. American Pacific Resources plans an IPO and is expected to list on the Nasdaq Stock Exchange.

PHI Group’s Board of Directors has passed a resolution to declare a twenty percent (20%) special stock dividend from its holdings of Common Stock in American Pacific Resources, Inc. to shareholders of Common Stock of the Company as follows: (a) Declaration date: April 23, 2018; (b) Record date: May 31, 2018; (c) Payment date: October 31, 2018; (d) Dividend ratio: All eligible shareholders of Common Stock of the Company as of the Record date shall be entitled to receive two (2) shares of Common Stock of American Pacific Resources, Inc. for every ten (10) shares of Common Stock of PHI Group, Inc. held by such shareholders as of the referenced Record date.

The Company will also file a separate registration statement with the Securities and Exchange Commission for 5,673,327 shares of Common Stock of PHI Group, Inc. that have been reserved as special stock dividends for shareholders of record as of July 31, 2012.

With APR’s strong forward revenue streams to substantiate the value of the blockchain token, Gildex is expected to be one of the most successful tokens. The Company believes the spinoff will greatly benefit PHI Group and our shareholders due to the special dividend they will receive.

Henry Fahman, Chairman and CEO of PHI Group, Inc. stated: “This is a monumental event for PHI Group’s shareholders. In the past, our shareholders benefited when we spun off ATC Technology, Inc., one of our subsidiaries, into a separate publicly traded company, which has now become Cellular Biomedicine Group, Inc. (http:// www. Cellbiomedgroup.com/) and is trading on the Nasdaq Stock Market. Now with this new deal completed, we plan to form a cryptocurrency incubator and repeat the process to continue creating additional value for our shareholders.”

On another note, the Company will update our shareholders regarding the launch of the Gildex token and other special projects in the coming weeks.

About PHI Group, Inc.

PHI Group (www.phiglobal.com) primarily focuses on mergers and acquisitions and invests in select industries and special situations that may substantially enhance shareholder value. PHI Group also provides M&A and consulting services through its wholly owned subsidiary, PHI Capital Holdings, Inc. (www.phicapitalholdings.com)

Safe Harbor

This news release contains “forward-looking statements” pursuant to the “safe- harbor” provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may”, “future”, “plan” or “planned”, “will” or “should”, “expected,” “anticipates”, “draft”, “eventually” or “projected”, which are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements as a result of various factors.

Contact: Henry Fahman

PHI Group, Inc.

henry@phiglobal.com

Source: PHI Group, Inc.